Exhibit 7(a)
[Logo]  Merrill Lynch
        Investor Strategies Group
        (212) 449-6577

                              Purchased Call Option

                            Biovail Corporation (BVF)

                         Indicative Terms and Conditions

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DATE:                           August 17, 2004

COUNTERPARTY TO INVESTOR:       Merrill Lynch, Pierce, Fenner & Smith (MLPFS)

UNDERLYING EQUITY:              Biovail Corporation (BVF)

NUMBER OF SHARES:               198,000           divided into four equal tranches

NOTIONAL AMOUNT:                $3,047,220 ($15.39 per share).  The actual price per share and Call Strike Price will be determined on the Trade Date.

MATURITY:                       See below

OPTION STYLE:                   European

STRATEGY:                       The Investor purchases a call option on the underlying shares.

DIVIDENDS:                      Strike prices will be increased by MLPFS for all dividends paid during the term of the transaction.

STRIKE PRICES:                  The strike prices below are expressed as a percentage of the Price of BVF:

                                --------------------------------------------------------------------------------------
                                MATURITY        CALL STRIKE PRICE           CALL PREMIUM            TOTAL COST
                                --------        -----------------           ------------            ----------
                                18 Months       146.20% ($22.50/share)      13.97% ($2.15/share)    $106.425
                                20 Months       146.20% ($22.50/share)      15.53% ($2.39/share)    $118.305
                                22 Months       146.20% ($22.50/share)      17.28% ($2.66/share)    $131,670
                                24 Months       146.20% ($22.50/share)      18.91% ($2.91/share)    $144,045
                                --------------------------------------------------------------------------------------

NET OPTION PREMIUM:             See Above

SETTLEMENT:                     At Maturity, if

                                If Settlement Price>    Either [(MLPFS pays to investor Number of
                                Call Strike Price       Shares x (Settlement Price - Call Strike Price))
                                                        OR (Investor pays to
                                                        MLPFS Number of Shares x
                                                        Call Strike Price and
                                                        MLPFS delivers to
                                                        Investor Number of
                                                        Shares)]
                                If Settlement Price<    Call Options expire worthless
                                Call Strike Price

                                Where Settlement Price is the closing price of the Underlying Equity on the Maturity Date.

OTHER:                          Transaction in subject to MLPFS credit approval and legal due diligence
                                Total 200,000 shares divided into four equal tranches
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